Exhibit 99.1

Sophiris Bio Reports Third Quarter 2018 Financial Results and Recent Corporate Highlights

SAN DIEGO and VANCOUVER, British Columbia, November 13, 2018 – Sophiris Bio Inc. (NASDAQ: SPHS) (the “Company” or “Sophiris”), a biopharmaceutical company studying topsalysin (PRX302), a first-in-class, pore-forming protein, in late-stage clinical trials for the treatment of patients with urological diseases, today reported financial results for the third quarter 2018 and recent corporate highlights.

“During the third quarter, we reported top-line six-month biopsy data from two additional patients following a single administration of topsalysin in our ongoing Phase 2b clinical trial in low to intermediate risk localized prostate cancer,” said Randall E. Woods, president and CEO of Sophiris. “Both patients were considered partial responders, bringing the total number of patients with a partial response to 15 out of the 37. We continue to believe that the data obtained to date from the single administration of topsalysin supports advancing topsalysin into a single Phase 3 trial for the treatment of localized prostate cancer. We remain on track to report data by the end of next month from patients who received a second administration of topsalysin as part of our Phase 2b trial. Finally, we are preparing for Phase 3 guidance meetings with regulatory agencies. We expect these meetings to take place in the first half of 2019, after which we will provide an update on our Phase 3 trial design.”

Third Quarter Corporate Highlights:

●

Updates from Phase 2b trial in localized prostate cancer. In the third quarter, Sophiris reported top-line six-month follow-up biopsy data from the final two patients enrolled in the trial with pre-identified, clinically-significant localized prostate cancer that were treated with a single administration of topsalysin.

Based on the six-month follow-up biopsy results, 27% of patients (10/37) demonstrated a clinical response. Of the 10 clinical responders in the Phase 2b trial, six patients experienced a complete ablation with no histological evidence of the targeted tumor remaining. In addition, 41% of patients (15/37) were considered partial responders, meaning that while an effect was seen, some clinically-significant lesion remained as identified by targeted biopsy. 68% of patients (25/37) demonstrated a partial or clinical response to the single administration of topsalysin.

The Phase 2b study was designed to include an option for qualified patients to receive a second administration of topsalysin six-months after the first administration, provided: (1) the patient did not have any clinically-significant adverse events to either topsalysin or the dosing procedure and (2) some response to the first administration was observed following a targeted biopsy. The objective of re-administering topsalysin is to assess the safety of giving a second administration of topsalysin and to determine if additional clinical benefit is observed six-months after the second administration.

The Company expects to have six-month follow-up safety and biopsy data from patients who received a second administration of topsalysin in its ongoing Phase 2b trial in localized prostate cancer patients next month.

●

Preparations for Phase 3 trial in localized prostate cancer. The Company believes that the data generated in the single-administration portion of the Phase 2b prostate cancer study supports the advancement of the program into a single Phase 3 pivotal trial. Currently, the Company is in the process of preparing information for regulatory guidance meetings with the U.S. Food and Drug Administration and the European Medicines Agency which are expected to take place in the first half of 2019, after which the Company will provide an update on the Phase 3 trial design. The Company will evaluate whether future clinical development will include an option to administer a second dose of topsalysin once the Company receives more information from the 10 patients who have received a second dose.

●

Interest only period extended under loan and security agreement. In September the Company announced that it had met the requirements within its existing loan and security agreement with Silicon Valley Bank to extend the interest only period to March 31, 2019. The Company will begin making interest and principal payments starting on April 1, 2019 and ending on the final payment date of September 1, 2021.

Financial Results:

At September 30, 2018, the Company had cash, cash equivalents and securities available-for-sale of $14.5 million and working capital of $11.7 million. The Company expects that its existing cash and cash equivalents will be sufficient to fund its operations through June 2019, assuming no new clinical trials are initiated. The Company will require significant additional funding to advance topsalysin in clinical development. As of September 30, 2018, the outstanding principal balance of the Company's term loan was $7 million on which the Company is currently making monthly interest only payments.

For the three months ended September 30, 2018

The Company reported a net loss of $2.9 million or ($0.10) per share for the three months ended September 30, 2018, compared to net loss of $2.7 million or ($0.09) per share for the three months ended September 30, 2017.

Research and development expenses

Research and development expenses were $1.8 million for the three months ended September 30, 2018, compared to $1.6 million for the three months ended September 30, 2017. The increase in research and development costs is primarily attributable to increases in the costs associated with manufacturing activities for topsalysin offset in part by a decrease in clinical costs associated with its Phase 2b clinical trial of topsalysin for the treatment of localized prostate cancer.

General and administrative expenses

General and administrative expenses were $1.2 million for the three months ended September 30, 2018, compared to $1.7 million for the three months ended September 30, 2017. The decrease in general and administrative expense is primarily due to decreases in marketing research activities and to a lesser extent a decrease in personnel related expenses.

Gain on revaluation of the warrant liability

Gain on revaluation of the warrant liability was $0.2 million for the three months ended September 30, 2018, compared to a gain of $0.7 million for the three months ended September 30, 2017. As these warrants may require the Company to pay the warrant holder cash under certain provisions of the warrant, the Company accounts for these warrants as a liability, and the Company is required to calculate the fair value of these warrants each reporting date. The non-cash gain reported for the three months ended September 30, 2018, is associated with a decrease in the fair value of the Company’s warrant liability from June 30, 2018, to September 30, 2018, which is calculated using a Black-Scholes pricing model. Certain inputs utilized in the Company’s Black-Scholes fair value calculation may fluctuate in future periods based upon factors which are outside of the Company’s control. A significant change in one or more of these inputs used in the calculation of the fair value may cause a significant change to the fair value of the Company’s warrant liability, which could also result in a material non-cash gain or loss being reported in the Company’s consolidated statement of operations and comprehensive loss.

For the nine months ended September 30, 2018

The Company reported a net loss of $12.3 million or ($0.41) per share for the nine months ended September 30, 2018 compared to a net loss of $4.7 million or ($0.15) per share for the nine months ended September 30, 2017.

Research and development expenses

Research and development expenses were $8.7 million for the nine months ended September 30, 2018 compared to $4.2 million for the nine months ended September 30, 2017. The increase in research and development costs is primarily attributable to increases in the costs associated with manufacturing activities for topsalysin.

General and administrative expenses

General and administrative expenses were $3.5 million for the nine months ended September 30, 2018 compared to $4.4 million for the nine months ended September 30, 2017. The decrease in general and administrative expense is primarily due to decreases in non-cash stock-based compensation expense and marketing research activities and to lesser extent a decrease in its personnel related costs.

Gain on revaluation of the warrant liability

Gain on revaluation of the warrant liability was $0.1 million for the nine months ended September 30, 2018 as compared to a gain of $3.9 million for the nine months ended September 30, 2017. The non-cash gain reported for the nine months ended September 30, 2018, is associated with a decrease in the fair value of the Company’s warrant liability from December 31, 2017, to September 30, 2018.

About Sophiris

Sophiris Bio Inc. is a late-stage clinical biopharmaceutical company developing topsalysin (PRX302) for the treatment of patients with urological diseases. Topsalysin is in Phase 2 clinical development for the focal treatment of localized prostate cancer as well as Phase 3 clinical development for the treatment of the lower urinary tract symptoms of benign prostatic hyperplasia (BPH). Topsalysin is a highly potent ablative agent that is selective and targeted in that it is only activated by enzymatically active PSA which is found in high concentrations in the transition zone of the prostate and in and around prostate tumor cells. For more information, please visit www.sophirisbio.com.

Certain statements included in this press release may be considered forward-looking, including the quotes of Sophiris' President and CEO and expectations about further development of topsalysin (PRX302), including the timing of expected results from the Phase 2b trial, plans relating to the design and execution of a Phase 3 clinical trial, plans relating to manufacturing and Sophiris' liquidity or capital requirements. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from those implied by such statements, and therefore these statements should not be read as guarantees of future performance or results. Some of the risks and uncertainties that could cause actual results, performance or achievements to differ include without limitation, risks associated with clinical development, including the risk that results of the final Phase 2b study will not be available when expected and risks that the final safety and/or efficacy data will not support including a second dose option in any future trial risks relating to obtaining regulatory guidance on the endpoints and design of a possible Phase 3 clinical trial, risks that the manufacturing of clinical drug supply for Phase 3 clinical trials will not be completed when expected or at the expected costs, risks that the Company will be able to fund future clinical trials and other risks and uncertainties identified by Sophiris in its public securities filings with the SEC. All forward-looking statements are based on Sophiris' current beliefs as well as assumptions made by and information currently available to Sophiris and relate to, among other things, anticipated financial performance, business prospects, strategies, regulatory developments, clinical trial results, market acceptance, ability to raise capital and future commitments. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Due to risks and uncertainties, including the risks and uncertainties identified by Sophiris in its public securities filings; actual events may differ materially from current expectations. Sophiris disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

Peter Slover

Chief Financial Officer

(858) 777-1760

Corporate Communications and Media Contact:

Jason Spark Canale Communications (619) 849-6005 jason@canalecomm.com

Investor Contact:

Bill Slattery, Jr.

Burns McClellan

(212) 213-0006

bslattery@burnsmc.com

Sophiris Bio Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

(Unaudited)

	September 30,	December 31,
	2018	2017

Assets:

Current assets:

Cash and cash equivalents	$12,048	$16,087
Securities available-for-sale	2,498	9,757
Prepaid expenses and other current assets	888	1,012

Total current assets	15,434	26,856

Property and equipment, net	4	2
Other long-term assets	-	19

Total assets	$15,438	$26,877

Liabilities and shareholders’ (deficit) equity:

Current liabilities:

Accounts payable	$400	$832
Accrued expenses	2,098	1,499
Current portion of promissory note	1,212	372

Total current liabilities	3,710	2,703

Long-term promissory note	5,751	6,435
Warrant liability	9,946	10,089

Total liabilities	19,407	19,227

Shareholders’ (deficit) equity:

Common shares, unlimited authorized shares, no par value; 30,111,153 shares issued and outstanding at September 30, 2018 and December 31, 2017	131,247	131,247
Contributed surplus	26,531	25,854
Accumulated other comprehensive gain	99	97
Accumulated deficit	(161,846)	(149,548)

Total shareholders’ (deficit) equity	(3,969)	7,650

Total liabilities and shareholders’ (deficit) equity	$15,438	$26,877

Sophiris Bio Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

Operating expenses:
Research and development	$1,798	$1,649	$8,718	$4,244
General and administrative	1,155	1,685	3,494	4,422
Total operating expenses	2,953	3,334	12,212	8,666

Other income (expense):
Interest expense	(173)	(35)	(514)	(35)
Interest income	80	56	258	159
Gain on revaluation of warrant liability	153	670	143	3,905
Other income (expense), net	21	(11)	27	(27)
Total other income (expense)	81	680	(86)	4,002

Net loss	$(2,872)	$(2,654)	$(12,298)	$(4,664)

Basic and diluted loss per share	$(0.10)	$(0.09)	$(0.41)	$(0.15)
Weighted average number of outstanding shares – basic and diluted	30,111	30,111	30,111	30,111